Exhibit 5.1

[Perkins Coie LLP Letterhead]

November 9, 2023

IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho 83702-5627

Re: Registration Statement on Form S-3 Filed by IDACORP, Inc.

Ladies and Gentlemen:

We have acted as counsel to IDACORP, Inc., an Idaho corporation (the “Company”), in connection with the issuance and sale of up to 3,221,982 shares of common stock of the Company, without par value (the “Shares”), pursuant to (i) the Underwriting Agreement, dated November 7, 2023, among the Company, the Underwriters named therein and the Forward Seller and the Forward Purchaser named therein (the “Underwriting Agreement”); and (ii) the Forward Sale Agreement, dated November 7, 2023 (the “Initial Forward Sale Agreement”), between the Company and Morgan Stanley & Co. LLC (the “Forward Purchaser”); and (iii) the additional Forward Sale Agreement, dated November 8, 2023, between the Company and the Forward Purchaser (together with the Underwriting Agreement and the Initial Forward Sale Agreement, the “Transaction Documents”). The Shares will be issued pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-264984), as filed with the Securities and Exchange Commission (the “Commission”) on May 16, 2022 (together with the documents incorporated by reference therein as of the date hereof, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus dated May 16, 2022 filed as part of the Registration Statement and the related prospectus supplement dated November 7, 2023 (collectively, the “Prospectus”).

In our capacity as counsel to the Company, we have examined such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued, sold and delivered by the Company in the manner and for the consideration stated in the Transaction Documents and the Prospectus, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a) Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b) We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c) We express no opinion concerning any laws other than the laws in their current forms of the States of Idaho and New York and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated November 9, 2023, incorporated by reference into the Registration Statement, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP

Perkins Coie LLP